Exhibit 10.3

This Project Agreement is made and entered into as of the 1st day of May, 2004 ("Effective Date") by and between Mediphotonics Development Company, a New York State Limited Liability Company and subsidiary of Mediscience Technology Corporation, with offices located at 101 West 31st Street, New York, New York 10001 (hereinafter referred to as "MPD") and The Research Foundation of the City University of New York on the behalf of the Center for Advanced Technology at the City University of New York, with offices located at 555 West 57th Street, New York, New York 10019 (hereinafter referred to as "Foundation"), in light of the following:

                                     WHEREAS

     A. MPD presently owns certain rights to the existing software, design, supporting patents and development of prototype CD-Ratiometer instruments for screening and detecting cervical, oral and gastro intestinal cancers and other potential detection applications.

     B. Foundation has and continues to develop valuable and unique scientific approaches to problems relating to the CD-Ratiometer.

     C. MPD is engaged in the development of equipment for optical biopsy and has proven engineering expertise and successful experience in the technical and business processes needed to develop and augment existing scientific approaches and technology into commercially viable business applications.

     D. MPD wishes to build a new improved CD-Ratiometer instrument(s) compatible with the current state of computer hardware and operating systems in conjunction with Foundation and Dr. Robert R. Alfano, Director of the Center for Advanced Technology at the City University of New York.

                                    THERFORE

In consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby the Parties agree as follows:
MPD and Foundation agree to work together to further develop and improve MPD's existing technology for a CD-Ratiometer. MPD and Foundation agree to provide the services to each other set forth in the Project Management Guide, Attachment A to this Agreement.

1.   Period of Performance
     ---------------------
     The term of this Project Agreement shall begin on May 1, 2004 and shall end on April 30, 2005, unless terminated sooner. This Agreement may be extended or renewed by the Parties. No amendment or modification of this Agreement shall be valid or binding on the Parties unless made in writing and signed on behalf of each of the Parties by their respective duly authorized representatives.

2.   Purpose of the Agreement
     ------------------------
     The purpose of this Agreement is to undertake a joint program of development to be conducted by Foundation and MPD, primarily, but not exclusively, in the area of optical biopsy for the assembly of an updated CD-Ratiometer and associated technology, for the mutual benefit of Foundation and MPD.

3.   Definitions
     -----------
     The following definitions shall apply throughout this Project Agreement:

          (a) "Agreement" shall mean this Project Agreement between Foundation and MPD;

          (b) "Parties" shall mean MPD and Foundation jointly;

          (c) "CD-Ratiometer" shall mean the present proprietary prototype instruments, including associated technology, for the detection of oral, cervical and gastro intestinal cancers and other potential applications that are compatible with the current state of computer hardware and operating systems;

          (d) "Commercialize" shall mean the completed production of the improved CD-Radiometer instrument(s) and approval by the United States Food and Drug Administration ("FDA") for marketing in the US;

          (e) "Fields of Research" shall mean applied research and development that will lead to the delivery of an updated CD-Ratiometer and associated technology to be used in optical biopsy including the testing of the CD-Ratiometer on ex vivo human tissue specimens;

          (f) "Inventions" shall mean all intellectual property, inventions, discoveries, developments, techniques, formulations, processes, methods of use, and other scientific or technical information, whether patentable or not, (i) that arises out of the scientific research and development conducted pursuant to this Agreement, or (ii) that the parties agree should be treated as an "Invention" hereunder;

          (g) "Confidential Information" shall have the meaning defined in the Mutual Non-Disclosure Agreement, annexed hereto and made a part of this Agreement as Attachment C;

          (h) "Know-How" shall mean a party's acknowledged unpatented proprietary processes, instruments, machines, materials, compositions, test procedures, manufacturing procedures, techniques, formulations, methodologies, data and other information that is not known to the public generally and that confers on its owner a commercial advantage;

          (i) "Net Sales" shall mean invoice gross sales less sales returns, allowances, sales discounts, and freight; all defined under the GAAP (Generally Accepted Accounting Practices).

          (j) "Patent" shall mean an issued patent having one or more valid and enforceable claims covering an Invention;

          (k) "Patented Product" shall mean a product whose manufacture, use or sale is covered by a valid and enforceable claim of one or more Patents;

          (l) "Foundation Personnel" shall mean persons affiliated with Foundation who work with or under the supervision of Dr. Robert Alfano of the Center for Advanced Technology at the City University of New York, in performing research and development under this Agreement, including Dr. Alfano;

          (m) "MPD personnel" shall mean Michael Engelhart and MPD support staff;

          (n) "Project Management Guide" shall mean the timetable and work plan to be carried out by the Center for Advanced Technology at the City University of New York during the term of this Agreement, annexed hereto and made a part of this Agreement as Attachment A;

4.   Consideration
     -------------
     MPD agrees to pay the Foundation a total of $288,466. This payment shall be in accordance with the terms outlined in Attachment B "Budget and Payment Terms", which is incorporated herein and made a part hereof. It is further agreed that the amounts shown in the respective budget categories are estimates and that reasonable changes from item to item within the budgeted amount will be acceptable. MPD will pay Foundation one-quarter of the budgeted amount, that is, $96,156, within five (5) days after both parties have executed this Agreement. The remaining budgeted amount will be paid according to the Payment Schedule contained in the Budget. Receipt of funds in accordance with the Payment Schedule is a condition precedent to Foundation's obligations under this Agreement as they relate to the performance of tasks and deliverables detailed in the Project Management Guide.

5.   Equipment
     ---------
     All equipment purchased by the Foundation and installed in, or made a part of, the CD-Ratiometer in furtherance of this Agreement shall be the property of MPD. All other equipment purchased by Foundation in furtherance of this Agreement shall be the property of Foundation.

6.   Future Activities
     -----------------
     Based on mutual accomplishments related to this Agreement, the parties agree to mutually consider and discuss acceptable arrangements for future follow-on activities

7.   Proprietary Data & Confidentiality
     ----------------------------------
     Neither Foundation nor MPD shall have any obligation to perform under this Agreement unless each Party by its duly authorized representative executes the Mutual Non-Disclosure Agreement attached hereto no later than the last date of execution of this Agreement by both Parties. All proprietary data of either party, which may be exchanged under this Agreement may only be used for the purposes stated herein.

8.   Inventions/Patent Rights and Royalties
     --------------------------------------
     All right, title and interest in all Inventions whether patentable or not, developed or conceived during the performance of this Agreement will remain the property of the Foundation.

     (a) MPD shall be, and is hereby, granted an exclusive license, with the right to grant sublicenses, under the patented inventions and under Foundation's Know-How to make, use or sell Patented Products in every country of the world. In consideration of the grant of said license, MPD shall pay a royalty as set forth in Paragraph 9 below.

     (b) Foundation will make prompt written disclosure to MPD of all Inventions, whether patentable or not, developed or conceived during the performance of this Agreement. Each Invention must be delivered to MPD by Foundation in sufficient detail to form the basis for a patent application.

     (c) Dr. Alfano and other Foundation Personnel will use their best efforts during a one hundred twenty (120) day period after delivery of the Invention to MPD, to assist MPD to file a patent application.

     (d) Upon its receipt of a written disclosure pertaining to an Invention pursuant to Paragraph 8(b), MPD shall have one hundred twenty (120) days to file a patent application for the Invention.

     (e) If, at the end of the one hundred twenty (120) day period, MPD has not filed a patent application with respect to an Invention, MPD shall surrender all its right, title and interest in and to the Invention in question, unless otherwise agreed upon in writing signed by the Parties to this Agreement.

     (f) If Dr. Alfano elects to submit to MPD a draft manuscript disclosing an Invention outside the Fields of Research, MPD shall have sixty (60) days to review the disclosure to determine whether to file a patent application with respect to it. If MPD decides to file a patent application, it will so advise Dr. Alfano, who will use his best efforts to assist MPD to file a patent application within a one hundred twenty (120) day period from the date of receipt of such notice. Any such disclosure as to which MPD files a patent application will be treated as an Invention and will be subject to the same rights and obligations as Inventions discovered under the Project Management Guide. If, at the end of the one hundred twenty (120) day period MPD has not filed a patent application with respect to a disclosure under this Subparagraph, MPD shall have no further rights to the disclosure in question.

     (g) All right, title and interest in all Inventions conceived or developed solely by MPD Personnel related to the Project Management Guide will vest in MPD.

     (h) A Patent or a Patented Product shall be deemed to be solely developed by Foundation or MPD if only Foundation or MPD Personnel are named as inventors on the patent application. A Patent or a Patented Product shall be deemed to be jointly developed and owned by Foundation and MPD if developed jointly by Foundation and MPD Personnel and Foundation and MPD Personnel are named as inventors on the patent application.

     (i) MPD shall be, and is hereby, granted an exclusive license, with the right to grant sublicenses, under joint Inventions and under Foundation's Know-How related thereto to make, use or sell Patented Products in every country of the world. In consideration of the grant of said license, MPD shall pay a royalty as set forth in Paragraph 9 below.

     (j) MPD shall be responsible for the preparation, filing and prosecution of all patent applications covering any Invention arising out of the Project Management Guide, as well as all costs and fees associated therewith from and after the effective date of such license. .

     (k) MPD shall be responsible for filing all applications and obtaining all approvals, which may be required by health or regulatory authorities, including but not limited to the FDA, relating to the CD-Ratiometer and associated technology arising from this Agreement. All costs and expenses associated with any such filings and approvals shall be borne by MPD.

     (l) The duration of the exclusive licenses granted under Paragraphs 8(a) and 8(i) above shall be five (5) years from the Effective Date of this Agreement, after which time such licenses shall be renewed for periods of 5 years. Any such licenses shall at all times be considered exclusive.

     (m) Nothing in this agreement shall be construed as a grant by the Foundation to MPD of a right to any of Foundation's Background Technology or Foundation's Background Technology Rights other than those rights previously granted to MPD's parent Mediscience by the Foundation.

     (n) Nothing in this agreement shall be construed as a grant of a right that is greater than a right previously granted to MPD's parent Mediscience by the Foundation.

9.   Payments to Foundation
     ----------------------
     The royalty to be paid by MPD pursuant to Paragraphs 8(a) and 8(i) shall be three and a half percent (3.5%) of its annual Net Sales of Patented Products. The royalty to be paid by MPD on royalties received from the sublicense of a Patent shall be three and a half percent (3.5%) of the annual Net Sales of Patented Products sold by MPD's sublicensee and its affiliates and any other revenues realized from the sublicensing of Patented Products.

(a) Foundation's right to receive these royalties from MPD shall accrue one (1) year from the date of commercial device introduction into the market. Notwithstanding, MPD shall pay a minimum royalty of $10,000 per year beginning the first year of any license renewal period as set forth in paragraph 8(l) above. Such payments shall be paid to Foundation thirty (30) days after the end of each calendar quarter. If MPD should fail to pay royalties as set forth herein, the exclusive license granted to MPD under paragraphs 8(a) and 8(i) shall terminate, at Foundation's request.

(b) Foundation shall have the right to engage a third party accounting firm for purposes of auditing sales records of MPD relating to this Agreement to verify that all royalties due and owing to Foundation have been remitted. Any such audit shall be conducted at MPD's offices identified herein or, at the discretion of the Foundation, the offices of MPD's accountant located at 110 Main Street, Flemington NJ 08822, on a date and at a time mutually agreeable between the parties.

10.  Publications
     ------------
     The Foundation shall have the right to publish in scientific or other journals, or to present at professional conferences or other meetings, the results of the research and development conducted under this Agreement. In order to permit MPD the opportunity to properly protect patent and proprietary rights relating to the Project Management Guide, copies of any abstracts of articles to be submitted for publication shall be provided to MPD who will have two (2) business days to advise Foundation on suitability for publication. Furthermore, a copy of any proposed publication shall be provided to MPD thirty (30) days in advance of submission for publication to permit MPD time in which to prepare application(s) for letters of patent or to safeguard its proprietary rights regarding the subject matter of such publication. Any final proposed publication provided to MPD shall be considered as acceptable for submission for publication unless MPD notifies Foundation within thirty (30) days of receipt of the proposed publication that it requires additional time to secure patents on such research and development, in which case MPD shall have an additional sixty (60) days to undertake such action before publication. MPD shall also receive final drafts of any proposed publication and MPD shall be named in the publication as the sponsor of the research and development or, as the case may be, the licensee of such technology. The right to review publications, as set forth herein shall extend only to the work product of the research and development related to this Agreement.

11.  Indemnification
     ----------------
     Each party agrees to indemnify and hold the other party harmless from and against all claims, demands, liabilities, damages and expenses (including reasonable attorney's fees) arising directly or indirectly out of the work performed under this Agreement due to the negligent or tortious conduct of the other party or its agents or affiliates. The indemnified party agrees: to promptly notify the indemnifying party of any indemnified claim; provide the indemnifying party with a copy of all papers served on the indemnified party; that the indemnifying party shall fully control defense and settlement of the indemnified claim; and, to cooperate as reasonably requested by in the defense. MPD will hold the Foundation, the City University of New York and Foundation Personnel associated with the development of the CD-Ratiometer harmless for any use thereof.


 12. Insurance
     ---------
     During the term of this Agreement, the period of commercialization (including but not limited to FDA approved clinical trials) and the duration of any licenses granted under paragraph 8, MPD shall maintain at its expense, in full force and effect, general liability insurance for bodily injury and property damage. In no event shall the insurance limits be less than $1,000,000 per occurrence for property damage and bodily injury. The policy shall be obtained from an insurer licensed, or authorized, to do business in the State of New York and the insurer shall have a Best's rating of no less that B+. Each insurance policy will name the Research Foundation of CUNY and City University of New York as additional insured parties and will contain a clause requiring the insurer to give Foundation at least 30 days prior written notice of any alteration in the terms of such policy or the cancellation, thereof. Upon execution of this Agreement, MPD will deliver to Foundation a certificate evidencing such insurance.

13.  Assignments
     -----------
     Neither party to this Agreement shall assign its rights and obligations to any third party without the prior written consent of the other party. Any assignment or attempt to assign in the absence of such prior written consent, shall be void and without effect.

14.  Entire Agreement
     ----------------
     This Research Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may not be amended, or any term hereof modified, other than by a written instrument executed by authorized representatives of both Parties hereto.

15.  Severability.
     ------------
     If any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

16.  Waiver.
     ------
     The failure of any party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that provision or right.

17.  Notices.
     -------
     Notice is sufficiently given if it is in writing and is delivered personally or by registered mail, postage prepaid, addressed: Notice shall be deemed given when received. A party may designate a different address by written notice to the other party.

                    (a) in the case of Foundation to: Research Foundation of CUNY 555 West 57th Street, 11th Floor New York, New York 10019 Attention: Legal Department

                    (b) and, in the case of MPD to: Michael Engelhart, 101 West 31st Street, New York, NY 10001

18.  Independent Contractors
     -----------------------
     MPD and Foundation shall at all times act as independent parties and nothing contained in this Agreement shall be construed or implied to create an agency or partnership. Neither party shall have the authority to contract or incur expenses on behalf of the other

19.  Warranties
     ----------
     THE FOUNDATION AND THE CITY UNIVERSITY OF NEW YORK, MAKE NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE RESULTS OF THE RESEARCH AND DEVELOPMENT OR OF THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH RESEARCH, RESULTS OR PRODUCT DEVELOPED THEREFROM. FOUNDATION AND THE CITY UNIVERSITY OF NEW YORK SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY MPD OR ANY OTHER PARTY AS A RESULT OF THE CONDUCT OF THE RESEARCH, RESULTS OR PRODUCT DEVELOPED THEREFROM. ALL WARRANTIES MADE OR TO BE MADE IN CONNECTION WITH THE RESEARCH, RESULTS OR PRODUCT DEVELOPED THEREFROM SHALL BE MADE BY MPD THEREOF AND NONE OF SUCH WARRANTIES SHALL DIRECTLY OR INDIRECTLY BY IMPLICATION OBLIGATE IN ANY WAY THE FOUNDATION, THE CITY UNIVERSITY OF NEW YORK OR ANY OF ITS AGENTS.

          Each Party warrants and represents to the other that it has full authority to enter into this Agreement, and to fully perform its obligations hereunder, and that neither has made nor will it make any commitments to others in conflict with or in derogation of this Agreement without the express written approval and participation of the other party.

In witness whereof, the parties have caused there duly authorized representative to execute this Project Agreement as of the above written date.


Mediphotonics Development Co.                    The Research Foundation of CUNY on Behalf of The
                                                 Center for Advanced Technology at CUNY
By: /s/ Michael Engelhart                        By: /s/ Richard F. Rothbard
Name:  Michael Engelhart                         Name: Richard F. Rothbard
Title: President and Chief Operating Officer     Title:  President
Date: May 1 2004                                 Date: May 7, 2004

                                  Attachment A


                   PROJECT MANAGEMENT GUIDE FOR CD-RATIOMETER

1.   May 2004 Initiate and Evaluate Design of CD-Ratiometer
     o    Review CD ratiometer layout and opto-mechanical drawings.
     o    Assemble personnel for assembly and production.
     o    Develop list of component parts needed for CD Ratiometer.
     o    Determine physician requirements for GYN data collection.
     o    Finalize selection of optics (filters, collimators, etc.).
     o Revise and determine all necessary upgrades for electronic control board and interface for current standard Personnel Computers.
     o    Check on available off-the-shelf miniature Lock-in amplifier.
     o Select electronics, chopper, high voltage power supply, stepping motors with encoders compatible to control board and software for encoder.
     o    Select ozone-free UV Xenon Light source suitable for use in CD
          Ratiometer.
     o Decide on software development environment based on Lock-in interface requirements.
2.   May-June Final Designs and Ordering Component for CD GYN Ratiometer
     o    Develop part list.
     o Design upgraded electronic control board and interface to PCI Bus Personnel Computers.
     o    Order printed circuit board and electronic parts from vendors.
     o Order mechanical components from outside vendors and CCNY machine shop.
     o    Software layout and flow chart (control, user, methods, steps)

     o Revise mechanical layout drawings and add new drawings of design for upgraded unit.
     o Design trifurcated optical fiber probe, and disposable ferrule for fiber probe.
     o Incorporate fiber probe with Laparoscope, CCD camera and light source with shutter.
     o Search for vendors to supply off-the-shelf and custom parts. Order components.
     o    Manufacture mounts/parts in machine shop.
     o    Develop calibration standards and test procedures for CD Ratiometer
3.   July - August Assembly of Bread Board CD GYN Ratiometer
     o    Manufacture enclosure
     o    Complete control electronics design.
     o    Assemble test unit on breadboard.
     o    Develop user-friendly software.
     o    Determine reference sample and incorporate with fiber probe.
     o    Test software for control operation.
     o    Test and optimize calibration procedure.
     o    Optimize probe - tissue geometry.
4.   Sept. - Nov.Build prototype CD GYN Ratiometer for clinical testing
     o Assemble units in-housing and make all necessary wiring and connections.

                                  Attachment A



     o    Test operation of prototype unit.
     o    Test operation of Software code.
     o    Test CD-Ratiometer on ex vivo tissue specimens.
     o    Debug unit and final check.
     o Delivery CD-Ratiometer to Mediphotonics Development LLC. (No Later than November 30, 2004)

                                  Attachment A


POST DELIVERY CD-RATIOMETER TASKS


5.   Dec. - Feb., 2005 Test and train prototype CD GYN Ratiometer (with MPD)

     o Train MDSC and medical personnel to operate CD GYN Ratiometer and software.
     o Assist Mediphotonics with testing of CD-Ratiometer in locations in the NY area.
     o    Assist Mediphotonics with GUI interface.
6    Dec.- April, 2005 Finalize CD GYN Ratiometer
     o    Make final adjustments to CD-Ratiometer.
     o Make necessary adjustments to instrumentation (i.e. integration times, lock-in amplifier time constants).
7.   Nov. - April, 2005 Prepare Documentation
     o    Unit documentation of layout, part list, and operation guide.
     o    Document CD-Ratiometer software.
     o    Provide Mediphotonics with report of CD-Ratiometer test results.


                                                        Attachment B
                                                   Budget and Payment Terms

TITLE             Development of GYN CD-Ratiometer
P.I.:             Professor Robert R. Alfaro
Period:           05/01/04  TO  04/30/05


DIRECT COSTS                                                  REQUESTED SUPPORT        COLLEGE CONTRIB            TOTALS
------------                                                  -----------------        ---------------            ------
SALARIES AND WAGES                                                   (A)                     (B)
   Co-Principal Investigator   Prof Robert R. Alfano
   Academic Yr    0        % Effort x $ -                    $ -                      $ -                    $ -
   Summer         0.0  Mos F/T      0.0   /9

   Document & Executive Coordinator (Dr. A. Katz)
   Calendar Yr    20 % Effort x $64,890                                                     12,978                12,978
   Overload                                                        12,000                                         12,000
   Technical Program Manager (Q.Z. Wang)
   Calendar Yr    15% Effort x $64,320                              9,648                                          9,648
   Overload                                                        12,000                                         12,000

   Engineer (Y. Budansky)                                          46,349                                         46,349
   Electronic Engineer (J.C. Luo)                                  26,498                                         26,498
   Computer Engineer (F.Zeng)                                      28,498                                         28,498
   Rsearch Associate (Y.Yang)                                      20,415                                         20,415
   Engineering Associate (TBD)                                      5,449                                          5,449
                                                             ------------------------------------------------------------
                                   Total Salaries & Wages        $162,857                  $12,978              $175,835
FRINGE BENEFITS (A)
         33.0%    X        $138,857   =    $45,823
         28%      X        $    -     =    $
         20%      X        $    -     =    $
         9%       X        $24,000    =    $2,160
FRINGE BENEFITS (B)
         28%      X        $12,978    =    $ 3,634                 47,983                    3,634                51,617
PERMANENT EQUIPMENT                                                40,000                      -                  40,000
EXPENDABLE SUPPLIES AND MATERIALS                                     -                                              -
TRAVEL -
         DOMESTIC                                                     -                                              -
         FOREIGN                                                      -                                              -
PUBLICATION COSTS                                                     -                                              -
OTHER DIRECT COSTS
   Consultants                                                        -                                              -
   Equipment Maintenance                                              -                                              -
   Tuition Reimbursement                                              -                                              -
   Subcontract                                                        -                                              -
                                                             ------------------------------------------------------------
TOTAL DIRECT COSTS                                               $250,840                  $16,612              $267,452
INDIRECT COSTS
         (A)      15 %  x  $  250,840   MTDC (*)                   37,626                                         37,626
         (B)      15 %  x  $  16,612     MTDC (*)                                            2,492                 2,492
                  Less Additional Contribution                        -                       -                      -
                  (Net Request is $37,626)
                                                             ------------------------------------------------------------
TOTAL COSTS                Total Project                         $288,466                  $19,104              $307,570
                                                             ============================================================

                                  Attachment B
                            Budget and Payment Terms


--------------------------------------------------------------------------------
                 Date Due                       Payment Amount
--------------------------------------------------------------------------------
                 05/01/04                           $96,156
--------------------------------------------------------------------------------
                 07/01/04                           $76,924
--------------------------------------------------------------------------------
                 08/01/04                           $38,462
--------------------------------------------------------------------------------
                 09/01/04                           $38,462
--------------------------------------------------------------------------------
                11/1/2004                           $38,462
--------------------------------------------------------------------------------
            (11/1/04 Payment Contingent on delivery of CD-Ratiometer)

                                  ATTACHMENT C


                         MUTUAL NON-DISCLOSURE AGREEMENT

This Agreement is between Mediphotonics Development Company, LLC, a subsidiary of Mediscience Technology Corporation, having an office at 101 West 31st Street, New York, NY 10001, hereinafter referred to as "MPD", on behalf of itself and its parent, and The Research Foundation of the City University of New York, having an office at 555 West 57th Street, 11th Floor, New York, NY 10019 acting on behalf of Dr. Robert Alfano, Director of the Center for Advanced Technology at the City University of New York, New York, New York.

The parties are interested in discussing a possible business relationship related to: a joint program of development to be conducted by Foundation and MPD, primarily, but not exclusively, in the area of optical biopsy for the assembly of an updated CD-Ratiometer and associated technology, for the mutual benefit of Foundation and MPD and, in connection with such discussion, the parties desire to exchange certain Confidential Information (as defined below). A party furnishing Confidential Information will be referred to as a "disclosing party" and a party receiving Confidential Information will be referred to as a "receiving party." In order to protect such Confidential Information from unauthorized use and disclosure, the parties hereby agree that the disclosure of such Confidential Information between them shall be subject to the following terms and conditions:

Confidential Information. As used herein, "Confidential Information" shall mean
------------------------
all technical, operational, financial and other information disclosed by the disclosing party to the receiving party which, if disclosed in writing, is expressly marked with a confidential or proprietary legend or, if disclosed orally or visually, is identified as confidential or proprietary at the time of disclosure and is thereafter reduced to writing and marked with a confidential or proprietary legend, which writing is thereafter furnished to the receiving party within thirty (30) days after the disclosure. "Confidential Information" shall also include the existence and substance of any negotiations, agreements and/or business relationships between the parties, including the matters contemplated by this Agreement. Notwithstanding the foregoing, "Confidential Information" shall not include information which: (a) is or becomes part of the public domain other than through a breach of this Agreement; (b) is disclosed to the receiving party by a third party without an obligation of confidentiality with respect thereto; (c) the receiving party can demonstrate was lawfully in its possession at the time of its disclosure; (d) is developed by the receiving party completely independent of the disclosing party's information; or (e) is required to be disclosed by law or legal process (provided that, prior to any such disclosure, the receiving party notifies the disclosing party of the obligation to disclose and, if requested by the disclosing party, cooperates in the disclosing party's efforts to prevent or limit such disclosure). The primary points of contact with respect to the disclosure and receipt of Proprietary Information shall be as follows:

Alan Doctor
Business Development Manager                       Phone: 212 650 8265
NYS Center for Advanced                            Fax    : 212 650 8481
Technology in Ultrafast Photonics                  Email doctor@ee.ccny.cuny.edu
City College of New York
Physics, Room J-419
138th Street & Convent Avenue
New York, NY 10031

                                  ATTACHMENT C


                         MUTUAL NON-DISCLOSURE AGREEMENT





Michael Engelhart                                        Phone:  (201) 925-5077
Mediphotonics Development Co. LLC                        Fax:       TBD
101 West 31st Street                                     Email:    TBD@_____.___
New York, NY10001




Either party may change their respective point of contact at any time by providing written notification to the other party.
2. Non-Disclosure and Use. Each party agrees that all Confidential Information
   ----------------------
disclosed to it by the other party will be maintained in strict confidence and will be used only for the purpose specified herein. The receiving party agrees to use the same degree of care to avoid unauthorized disclosure and unauthorized use of such Confidential Information as it employs with respect to its own confidential information, but in no event less than reasonable care. Notwithstanding the foregoing, the receiving party may disclose Confidential Information to its officers, employees, representatives and advisors ("Representatives"), provided that each such Representative is informed of the provisions of this Agreement and agrees to be bound hereby. The receiving party shall be responsible for any breach of this Agreement by its Representatives.
3. Ownership; No License. All Confidential Information, including all drawings,
   ---------------------
documents and other tangible manifestations of Confidential Information and all copies and reproductions thereof, shall remain the property of the disclosing party and shall be returned to the disclosing party upon request. The receiving party shall not, by virtue of this Agreement or the provision of Confidential Information, acquire any right or license, express or implied, with respect to any patent, copyright, invention, discovery or improvement, or any application therefor, of the disclosing party.
4. No Implied Obligations or Agency. This Agreement shall not obligate either
   --------------------------------
party to deliver a purchase order for the performance of any service or for the supply of any goods whatsoever or to make or respond to any proposal therefor and shall not obligate either party to disclose Confidential Information to the other. Neither party is authorized to act for or on behalf of the other party under this Agreement. Each party is an independent contractor, and no principal/agent or partnership relationship is created between them by this Agreement.
5. Compliance with Laws. The receiving party agrees that no technical data
   --------------------
furnished to it by the disclosing party shall be exported from the United States without first complying with the requirements of the International Traffic in Arms Regulations, the Export Administration Act and any other applicable laws and regulations, including, if applicable, the requirement for obtaining an export license. The receiving party shall first obtain the written consent of the disclosing party prior to submitting a request for authority to export any such technical data.
6. Effectiveness; Termination. This Agreement will become effective as of the
   --------------------------
date of signature by the last party to execute this Agreement and may be terminated by either party at any time upon written notice to the other party. If not earlier terminated, this Agreement shall expire one (1) year from its effective date, provided that the confidentiality obligations established hereunder shall continue for a period of five (5) years following termination of this Agreement.
7. Performance. The receiving party agrees that any violation or threat of
   -----------
violation hereof may result in irreparable harm to the disclosing party for which damages may not be an adequate remedy and, therefore, in addition to its rights and remedies otherwise available at law, including without limitation the recovery of damages and expenses, including attorney's fees for breach of this Agreement, the disclosing party shall be entitled to equitable relief, including both temporary and permanent injunctions, to prevent any unauthorized use or disclosure, and to such other and further equitable relief as the may deem proper under the circumstances. In the event that the disclosing party seeks an injunction hereunder, the receiving party hereby waives any requirement for the posting of a bond or any other security.
8. Governing Law. This Agreement shall be governed by, and interpreted in
   -------------
accordance with, the laws of the State of New York, United States of America, without regard to the choice of laws provisions thereof. The parties hereto agree that any and all disputes of whatsoever nature will be submitted to the American Arbitration association of New York City for full, final and binding resolution.
9. Miscellaneous. The terms and conditions herein constitute the entire
   -------------
understanding of the parties and supersede all communications, negotiations, arrangements and agreements, either oral or written, with respect to the subject matter hereof except all confidentiality requirements and or obligations presently existing in the RFCUNY agreement of June 10, 2002 .No amendments to or modifications of this Agreement shall be effective unless reduced to writing and executed by the parties hereto. The failure of either party to enforce any term hereof shall not be deemed a waiver of any rights contained herein. This agreement shall be binding upon, inure to the benefit of and be enforceable by, the respective successors and assigns of the parties hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. A facsimile copy of a signed counterpart shall be treated the same as a signed original.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date set forth below.

Mediphotonics Development Co. LLC            Research Foundation of CUNY
By: ______________________________           By: _______________________________
Name: Michael Engelhart                      Name: Richard F. Rothbard
Title: President/COO                         Title: President
Date: _____________________________          Date: _____________________________